EXHIBIT 3.2



                              ARTICLES OF AMENDMENT
                                       TO
                          ARTICLES OF INCORPORATION OF
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

Pursuant to the provision of section 607.1006, Florida Statues, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:     Amendment(s) adopted:

           The Articles of Incorporation are hereby amended to increase the total number of shares which the corporation shall be authorization to issue from Fifty Million (50,000,000) Common shares having a par value of $.001 per share to One Hundred Million (100,000,000) Common shares which shall have a par value of $.001 per share.

           To accomplish the foregoing amendment, Article IV of the original Articles of Incorporation are hereby amended to read as follows:

                                  "ARTICLE IV"

           The aggregate number of shares that this corporation shall have authority to issue shall be One Hundred Million (100,000,000) Common shares which shall have a par value of $.001 per share."

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment if not contained in the amendment itself, are as follows: N/A

THIRD:     The date of each amendment's adoption is November 29, 2001.

FOURTH:    Adoption of Amendment(s) (CHECK ONE)

XX The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

_____ The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separated provided for each voting group entitled to vote separately on the amendments(s):


           "The number of votes cast for the amendment(s) was/were sufficient for approval by
                          --------------------------."


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_____      The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

_____ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.


Signed this 10th day of January, 2002



__/s/____________________________
Bengt G. Odner, Chairman of the Board of Directors


(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders, OR By a director if adopted by the directors, Or By an incorporator if adopted by the incorporators)





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